EXHIBIT 10.8

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of the 31st day of July, 2012, by and between ZELLER MANAGEMENT CORPORATION, as agent for Owner (“Landlord”), and ENDOCYTE, INC. (“Tenant”).

RECITALS

WHEREAS, on May 30, 2008, Landlord entered into a certain Office Lease (the “Lease”) with Tenant for office space located in One College Park at 8910 Purdue Road, Indianapolis, Indiana 46268 (the “Building”), whereby Tenant agreed to lease approximately 1,378 rentable square feet of office space known as Suite 725 and situated on the seventh floor of the Building (the “Original Premises”);

WHEREAS, on December 4, 2009, Landlord and Tenant entered into a certain First Amendment to Office Lease (the “First Amendment”) for purposes of extending the Expiration Date of the Lease to January 31, 2012, as well as making other amendments, the terms of which are fully set forth therein and hereby incorporated into this Amendment;

WHEREAS, on May 5, 2010, Landlord and Tenant entered into a certain Second Amendment to Office Lease (the “Second Amendment”) for purposes of relocating Tenant to office space consisting of approximately 4,397 rentable square feet, known as Suite 250, and situated on the second floor of the Building (the “Current Premises”), and extending the Expiration Date of the Lease to November 30, 2015, as well as making other amendments, the terms of which are fully set forth therein and herein incorporated into this Amendment;

WHEREAS, Tenant desires to extend the term of the Lease and expand the Current Premises by leasing from Landlord an additional 3,225 rentable square feet of office space adjacent to the Current Premises as outlined on Exhibit A attached hereto, for a total of approximately 7,622 rentable square feet;

WHEREAS, Landlord is willing to extend the term of the Lease and expand the Current Premises subject to the terms and conditions provided herein; and

WHEREAS, Landlord and Tenant now desire to amend the Lease to incorporate the terms as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Landlord and Tenant hereby agree to further amend the Lease, as previously amended by the First Amendment and Second Amendment, as follows:

1.          Recitals and Definitions. The Recitals set forth above are hereby incorporated by reference. Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Lease (including the First Amendment or Second Amendment, as applicable).

2.          Extension of Term. Paragraph 2 of the Lease is hereby amended to provide for an extended term (the “Third Extended Term”) commencing March 1, 2013 (even though the Expiration Date under the Second Amendment is November 30, 2015) and continuing through February 28, 2018 (hereinafter the “Expiration Date”).

3.          Base Rent. Subparagraph (a) of Paragraph 3 of the Lease and Paragraph 3 of the Second Amendment are hereby amended to provide for Monthly Base Rent during the Third Extended Term (which replaces the Second Extended Term of the Second Amendment with regard to the period of March 1, 2013 through November 30, 2015) as follows:

Period	Monthly Base Rent
March 1, 2013 — May 31, 2013	$11,750.58
June 1, 2013 — May 31, 2014	$12,068.17
June 1, 2014 — May 31, 2015	$12,385.75
June 1, 2015 — Nov. 30, 2015	$12,703.33
Dec. 1, 2015 — Dec. 31, 2015	$5,375.00
Jan. 1, 2016 — May 31, 2016	$12,703.33
June 1, 2016 — May 31, 2017	$13,020.92
June 1, 2017 — Feb. 28, 2018	$13,338.50

4.          First Additional Space. Landlord shall lease to Tenant and Tenant shall lease from Landlord that portion of the Building consisting of approximately 3,225 rentable square feet, as shown and outlined on Exhibit A attached hereto (the “First Additional Space”).

5.          Term. The First Additional Space is leased for a term commencing March 1, 2013 (the “Commencement Date of First Additional Space”) and expiring on the Expiration Date, as amended by Paragraph 2 above.

6.          Premises. Effective upon the Commencement Date of First Additional Space, the term “Premises” as used and defined in the Lease shall be deemed to mean and refer to, collectively, the Current Premises and the First Additional Space.

7.          Rentable Area of Premises. Effective upon the New Premises Commencement Date, the rentable area of the Premises shall be approximately 7,622 rentable square feet.

8.          Tenant’s Proportionate Share. Effective upon the New Premises Commencement Date, Tenant's Proportionate Share shall be 5.64%.

9.          Improvements to First Additional Space and to Current Premises. Landlord or its agents shall construct, at Landlord's expense, the initial improvements to the First Additional Space and the Current Premises (the “Improvements to First Additional Space and Current Premises”) in accordance with the specifications attached hereto as Exhibit B and the Work Letter attached hereto as Exhibit C.

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10.         Possession of First Additional Space. Landlord expects that it will have the Improvements to First Additional Space and Current Premises completed and the First Additional Space ready for occupancy approximately forty-five (45) days after the execution date of this Amendment. Landlord shall deliver possession of the First Additional Space to Tenant upon completion of the Improvements to First Additional Space and Current Premises, and Tenant may then occupy the First Additional Space as a tenant from month-to-month, subject to all of the terms, conditions, and covenants of this Lease other than the Term and the obligation to pay rent (including Additional Rent) for the First Additional Space, which rent obligation shall not apply until the Commencement Date of First Additional Space. Tenant’s acceptance of possession of the First Additional Space upon Landlord’s tender thereof shall, subject to punch list items, constitute Tenant’s acknowledgment that the First Additional Space is in good order and satisfactory condition; provided, however, Tenant shall have a period of thirty (30) days after the Commencement Date of First Additional Space to notify Landlord of any defects or necessary repairs in the First Additional Space, which Landlord will promptly repair.

11.         Right of Refusal. Provided the Lease is in full force and effect and no event of default shall exist under the Lease at the time, Tenant shall have a Right of Refusal to lease any space on the second floor (the “RoR Space”) as such space becomes available for rent. Such Right of Refusal shall be subject to and subordinate to all options and rights of existing tenants of the Building, including but not limited to existing renewal and existing expansion options and rights. Landlord shall notify Tenant in writing promptly upon receipt of an offer acceptable to Landlord to lease the RoR Space, and such written notice shall include a summary of all material economic terms of the lease offer. Within five (5) business days after such notice, time being of the essence, Tenant shall give Landlord a written notice that it either will or will not enter into a lease with Landlord for the RoR Space. In the event that Tenant’s notice provides that it will not enter into a lease for the RoR Space or if Tenant fails to give Landlord the notice of its desires respecting the RoR Space within the above-stated five (5) business day period, then Landlord shall be entitled to proceed to lease the RoR Space to the third party free and clear of Tenant’s Right of Refusal and such right shall be deemed forever terminated with respect to the RoR Space described in the notice from Landlord. In the event that Tenant gives Landlord a notice as required above that Tenant wishes to lease the RoR Space from Landlord, then Tenant shall have five (5) business days from the date of Tenant’s notice, and Landlord shall have fifteen (15) business days from the date of Tenant’s notice, within which to sign a mutually acceptable new lease covering the RoR Space or to amend this Lease in a mutually acceptable manner by adding the RoR Space. All space taken under the terms of the Right of Refusal shall be on identical economic terms and conditions to those of the then proposed lease offer, including square footage, length of term, rental rate, operating cost base year or expense stop, and tenant build-out allowance.

12.         Brokerage Commissions. Each party represents and warrants to the other that it has dealt with no broker, finder, or other person with respect to this Amendment other than Zeller Management Corporation and Jones Lang LaSalle Brokerage, Inc. (the “Brokers”). Landlord shall pay any commission becoming due and payable to the Brokers by separate agreement. Landlord and Tenant each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, expense, or claim incurred by reason of any other brokerage commission alleged to be payable because of any act, omission, or statement of the indemnifying party. Such indemnity obligation shall be deemed to include the payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.

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13.         Binding Effect. Except as amended hereby, all terms and conditions of the Lease are ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any inconsistency between the provisions of this Amendment and the Lease, the terms and provisions of this Amendment shall govern and control. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant, and their respective successors and permitted assigns.

14.         Submission. Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord or Tenant and no obligations on Landlord or Tenant shall arise under this Amendment unless and until this Amendment is fully executed by both Landlord and Tenant.

IN WITNESS WHEREOF, this Amendment is executed by the parties as of the date first above written.

TENANT:		LANDLORD:

ENDOCYTE, INC.		ZELLER MANAGEMENT CORPORATION,
AS AGENT FOR OWNER
By:	/s/ Mike Sherman

Printed:	Mike Sherman	By:	/s/ Mark Vollbrecht
Mark Vollbrecht
Title:	CFO		Senior Vice President

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EXHIBIT C

Work Letter

(Turnkey)

The terms used herein shall have the meanings ascribed to them in the Lease (as amended), unless otherwise stated herein. Landlord and Tenant agree that their respective rights and obligations in reference to the construction of the Improvements to First Additional Space and Current Premises shall be as follows:

1.            Construction Documents.

A.           Drawings and Specifications. Landlord and Tenant have agreed to schematic drawings and specifications for construction of the Improvements to First Additional Space and Current Premises, which drawings and specifications are attached to this Third Amendment to Office Lease (“Third Amendment’1) as Exhibit B. Construction drawings and specifications for the Improvements to First Additional Space and Current Premises shall be prepared by Landlord's architect, at Landlord’s sole cost, based on the drawings and specifications included in Exhibit B.

B.           Tenant Approval. Upon completion of the construction drawings and specifications, Tenant shall be allowed three (3) working days after receipt thereof in which to review and approve or object to the constructions drawings and specifications and to advise Landlord of such approval or objections. Landlord shall be permitted five (5) working days thereafter in which to make, agree to make or reject any change requested by Tenant. Any changes to the construction drawings and specifications which are required by Tenant and are inconsistent with Exhibit B shall be made by Landlord's architect and the cost of related design fees shall be paid by Tenant.

C.           Building Standard Construction. Landlord has designated the type and quantities of materials to be used in the construction of the Improvements to First Additional Space and Current Premises (hereinafter referred to as "Building Standard Construction"). Unless otherwise specified on the construction drawings and specifications, or on Exhibit B, Building Standard Construction shall be utilized for the Improvements to First Additional Space and Current Premises. Landlord shall have the right to designate, and from time to time to change, the materials, fixtures, colors and other items that are Building Standard Construction, provided that such changes are of equal or superior quality.

2.            Improvement Price. The "Improvement Price" for the Improvements to First Additional Space and Current Premises shall be calculated and paid as follows:

A.           The Improvement Price shall include the cost of all architectural and engineering construction drawings and specifications required in connection with the Improvements, all work, labor, material and equipment necessary to construct the Improvements to First Additional Space and Current Premises in accordance with the approved construction drawings and specifications from the "as is" condition of the First Additional Space (all such construction being hereinafter referred to as the "Work") and Landlord's construction review and coordination fee equal to five percent (5%) of the cost of the Work.

B.           Landlord will pay the Improvement Price to complete the Work. Once Landlord has completed the Work, any additional tenant finish improvements shall be at Tenant's sole cost and expense.

C.           Landlord shall have no obligation for the cost of improvements, finishes, or additional Work not included in the approved construction drawings and specifications (hereinafter referred to as "Additional Work"). Additional Work shall be performed at Tenant's sole cost and expense. Tenant shall immediately post a deposit with the Landlord for the amount of the Additional Work or any change orders, which from time to time, are approved by Landlord. The Additional Work shall not be performed until Landlord’s receipt of such deposit. The deposit amount will be reconciled with the actual amount of the Additional Work and change orders upon Tenant’s acceptance of the First Additional Space and final completion of any punchlist items. Drawings and specifications, contractors, suppliers and vendors for any Additional Work shall be subject to Landlord's approval, which shall not be unreasonably withheld. Any delay in completion of Additional Work performed by Tenant shall not delay commencement of the Term of the Lease or limit the obligations of Tenant as set forth herein.

D.           Failure by Tenant to timely pay any amounts due hereunder shall be a default under Paragraph 19 of the Lease and failure by Tenant to perform any of its other obligations hereunder shall be a default under Paragraph 19 of the Lease, entitling Landlord to all of its remedies under the Lease as well as all remedies otherwise available to Landlord, including, at Landlord's option, the right to withhold delivering possession of the First Additional Space until such amounts have been paid in full.

3.            Completion of the Work; Commencement Date. Landlord shall endeavor to substantially complete the Work on or before the date sixty (60) days after the execution date of this Third Amendment. Notwithstanding the Commencement Date of First Additional Space provided in the Third Amendment, the Commencement Date of First Additional Space shall be deferred until Landlord has substantially completed the Work, provided, however, that if Landlord is delayed in substantially completing the Work as a result of (a) Tenant's failure to provide timely approvals in accordance with this Work Letter; (b) Tenant's request for changes to the Work as included in the approved construction drawings and specifications; (c) Tenant's requests for materials, finishes or installations other than Building Standard Construction; (d) performance of Additional Work in the First Additional Space by Tenant or its contractors, suppliers, employees or agents; (e) any other act or omission of Tenant; (all of which shall be deemed to be delays caused by Tenant), then the Commencement Date of First Additional Space shall be deferred only until the date on which Landlord would have substantially completed the performance of the Work but for such delays. Deferral of the Commencement Date of First Additional Space shall be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of the First Additional Space not being ready for occupancy by Tenant as of the Commencement Date of First Additional Space provided in the Third Amendment, and such delay shall not entitle Tenant to rescind or terminate the Lease or the Third Amendment.

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4.            Entry by Tenant Prior to Commencement Date. [Intentionally Deleted.]

5.            Landlord's Entry After Commencement Date. Landlord may enter the First Additional Space at any time after delivering possession to Tenant, upon prior notice to Tenant at mutually acceptable times to complete unfinished details of the Work and such entry by Landlord, its agents, servants, employees, or contractors for such purposes shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any obligation under this Lease, or impose any liability upon Landlord or its agents; provided, however, Landlord shall not unreasonably interfere with Tenant's business and to the extent that any such work will interfere with Tenant's business, such work will be completed after business hours.

6.            Guaranty. Landlord hereby guarantees that the Improvements will be free of material defects for a period of one (1) year after delivery of possession of the First Additional Space to Tenant, which guaranty period shall be in addition to and concurrent with the period of any applicable special guaranty required by any applicable construction documents relating to the Work. Landlord's guaranty set forth above shall not deprive Tenant of any action, right, or remedy otherwise available to it for breach of any of the provisions of this Work Letter and the periods referred to above shall not be construed as a limitation on the time in which Tenant may pursue such other action, right or remedy.

7.            Landlord's Property. All work and materials furnished are Landlord's property and will be considered part of the Building, subject to Tenant's rights to use the same under the lease.

8.            Binding Agreement. This Agreement is binding upon and inures to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns.

[The remainder of this page is intentionally left blank; signature page follows.]

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LANDLORD:

ZELLER MANAGEMENT CORPORATION
As agent for Owner

By:	/s/ Mark Vollbrecht
Mark Vollbrecht
Senior Vice President

TENANT:

ENDOCYTE, INC.

By:	/s/ Mike Sherman

Printed:	Mike Sherman

Title:	CFO

Dated:	7/31/12

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